Exhibit 99.1

Aurora Acquisition Corp. Announces Postponement of Extraordinary General Meeting on February 24, 2023 and Extension of Redemption Deadline

NEW YORK — February 23, 2023 -- Aurora Acquisition Corp. (NASDAQ: AURC) (“Aurora” or the “Company”), a publicly traded special purpose acquisition company (“SPAC”), today announced that its previously announced extraordinary general meeting (the “Extraordinary General Meeting”) for the purpose of considering and voting on a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which Aurora must consummate an initial business combination (the “Extension Proposal”) has been postponed from February 24, 2023 commencing at 9:00 a.m. Eastern Time, to February 24, 2023, commencing at 5:30 pm., Eastern Time (the “Postponement”) (or at such other time, on such other date and at such other place at which the meeting may be adjourned or postponed).

The record date for determining the Company’s shareholders entitled to receive notice of and to vote at the Extraordinary General Meeting remains the close of business on January 10, 2023 (the “Record Date”). Shareholders as of the Record Date can vote even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

As a result of the Postponement, the previously disclosed deadline of 5:00 p.m. Eastern Time on February 22, 2023 for the Company’s shareholders to deliver redemption requests to the Company’s transfer agent, or to withdraw any previously delivered demand for redemption, has been extended to 4:00 p.m. Eastern Time on February 24, 2023.

If any such shareholders have questions or need assistance in connection with the Extraordinary General Meeting, please contact the Company’s proxy solicitation agent at the following address and telephone number:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Telephone: (877) 259-6290
(banks and brokers can call (212) 297-0720)
Email: info@okapipartners.com

About Aurora Acquisition Corp.

Aurora Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is led by Thor Björgólfsson as its Chairman, Arnaud Massenet as its Chief Executive Officer, and Prabhu Narasimhan as its Chief Investment Officer.

Through its philosophy of “founders investing in Founders”, Aurora looks to empower strong management teams and make long term investments in companies poised for sustained success. Aurora is sponsored by Novator Capital. Additional information regarding Aurora Capital may be found at: https://aurora-acquisition.com/.

Additional Information and Where to Find It

Aurora has filed a definitive proxy statement (the “Extension Proxy Statement”) to be used at the Extraordinary General Meeting to approve the Extension Proposal. Aurora has mailed the Extension Proxy Statement to its shareholders of record as of the close of business on January 10, 2023. Investors and security holders of Aurora are advised to read the Extension Proxy Statement and any amendments or supplements thereto, because these documents contain important information about the Extension Proposal and Aurora. Shareholders are also able to obtain copies of the Extension Proxy Statement and any amendments or supplements thereto, without charge, at the SEC’s website at www.sec.gov or by directing a request to Aurora's proxy solicitation agent at the following address and telephone number: Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, NY 10036; Telephone: (877) 259-6290 (banks and brokers can call (212) 297-0720); Email: info@okapipartners.com.

Participants in the Solicitation

Aurora and its directors and executive officers may be deemed participants in the solicitation of proxies from Aurora’s shareholders with respect to the Extension Proposal. A list of the names of those directors and executive officers and a description of their interests in Aurora is contained in Aurora’s Annual Report on Form 10-K filed with the SEC on March 25, 2022, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports the Company file with the SEC, including the Extension Proxy Statement, each of which is available free of charge at the SEC’s web site at sec.gov, or by directing a request to Aurora Acquisition Corp., 20 North Audley Street, London W1K 6LX, United Kingdom, Attention: Arnaud Massenet, Chief Executive Officer, +44 (0)20 3931 9785.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

Contacts

Khurram Kayani
Khurram@novatorcapital.com

Dara Dierks/Investors, or Keil Decker/Media, for Aurora Acquisition Corp.

AuroraAcquisition@icrinc.com